Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACTS:	Jennifer Driscoll (Analysts) (856) 342-6081 Anthony Sanzio (Media) (856) 968-4390
CAMPBELL REPORTS FIRST-QUARTER RESULTS
Raises Full-Year Guidance: Expects Adjusted Net Earnings Per Share
Growth of 9 to 11 Percent
CAMDEN, N.J., Nov. 23, 2009—Campbell Soup Company (NYSE: CPB) today reported its fiscal 2010 first-quarter results.
First-Quarter Highlights
•	Adjusted Net Earnings Per Share Increased 14 Percent to $0.87

•	Significant Gross Margin Improvement Driven by Increased Productivity

•	Solid Earnings Performance Across All Segments

•	Sales Declined 2 Percent; U.S. Soup Sales Declined 3 Percent Following 12 Percent Gain a Year Ago
     Net earnings for the quarter ended Nov. 1, 2009 were $304 million, or $0.87 per share, compared to $260 million, or $0.70 per share, in the prior year. Excluding items impacting comparability from the prior year, net earnings per share increased 14 percent in the current quarter from adjusted net earnings per share of $0.76 in the prior period. The items impacting comparability and a detailed reconciliation of the adjusted fiscal 2009 financial information to the reported information are included at the end of this news release.
     In the first quarter of fiscal 2010, Campbell adopted and retrospectively applied new accounting guidance related to the calculation of earnings per share. The retrospective application of these provisions resulted in a reduction of previously reported diluted net earnings per share of $0.01 for both the first quarter and full year of fiscal 2009.

     Douglas R. Conant, Campbell’s President and Chief Executive Officer, said, “We feel good about our performance in the first quarter as we delivered solid earnings growth across all of our key businesses. We’re especially pleased with the significant improvement in our gross margin, driven by increased productivity in our supply chain. Our U.S. Soup business faced difficult top-line comparisons with last year’s first quarter when sales increased 12 percent. In this year’s first quarter, we built momentum in the latter part of the quarter when, as planned, we significantly stepped up our marketing and merchandising programs. Looking ahead, we’re optimistic about our U.S. Soup business, led by the renovated ‘Campbell’s Chunky’ line, innovations in our condensed portfolio and our ‘Swanson’ broth business.”
     Conant concluded, “While it is early in the fiscal year, we’re raising our guidance based on our results in the quarter and our outlook for the remainder of the year, including currency.”
Campbell Raises Fiscal 2010 Guidance
     Campbell now expects fiscal 2010 sales growth of 4 to 5 percent and adjusted earnings before interest and taxes (EBIT) growth of 6 to 7 percent, up from its original guidance of 3 to 4 percent for sales and 5 to 6 percent for EBIT. The company now expects to deliver adjusted EPS growth of 9 to 11 percent from the fiscal 2009 adjusted base of $2.21, up from its original estimate of 5 to 7 percent. This guidance includes the impact of currency translation, which at quarter-end rates of exchange would be favorable by 3 to 4 percentage points.
First-Quarter Results
     For the first quarter, sales decreased 2 percent to $2.203 billion. The change in sales for the quarter reflected the following factors:
•	Volume and mix subtracted 4 percent

•	Price and sales allowances added 2 percent

•	Increased promotional spending subtracted 1 percent

•	Currency added 1 percent
First-Quarter Financial Details
•	Gross margin was 41.9 percent compared with 38.7 percent a year ago. The prior year included $26 million of unrealized losses on commodity hedges and $7 million of costs related to initiatives to improve operational efficiency and long-term profitability. After adjusting for these items, gross margin in the year-ago quarter was 40.2 percent. The increase in gross margin was primarily due to productivity improvements and pricing, net of promotional spending, in excess of cost inflation.
•	Marketing and selling expenses decreased to $284 million compared with $307 million in the prior year, which included significant advertising costs associated with major soup initiatives. Lower advertising costs also reflected a reduction in media rates and a shift to trade promotion.

•	Administrative expenses decreased to $133 million from $140 million, reflecting cost reduction efforts and lower incentive compensation costs, partly offset by higher pension expense.

•	Earnings before interest and taxes (EBIT) were $478 million compared with $399 million in the prior-year quarter. Excluding items impacting comparability, adjusted EBIT in the prior-year quarter was $432 million. Adjusted EBIT increased 11 percent primarily due to improved gross margin performance and lower marketing expense, partly offset by lower sales.

•	Cash flow from operations was a use of $36 million compared with a use of $15 million in the year-ago period. The current year cash flow reflected a $260 million contribution to Campbell’s U.S. pension plan, largely offset by improvements in working capital.

•	During the quarter, Campbell repurchased 3 million shares for $94 million under its June 2008 strategic share repurchase program and the company’s ongoing practice of buying back shares sufficient to offset those issued under incentive compensation plans.
Summary of Fiscal 2010 First-Quarter Results by Segment
U.S. Soup, Sauces and Beverages

     Sales for U.S. Soup, Sauces and Beverages were $1.140 billion in the first quarter, a decrease of 5 percent compared with a year ago. The change in sales reflected the following factors:
•	Volume and mix subtracted 6 percent

•	Price and sales allowances added 2 percent

•	Increased promotional spending subtracted 1 percent
     U.S. soup sales for the quarter decreased 3 percent, compared with a 12 percent increase a year ago that was driven by the launches of “Campbell’s Select Harvest” soups, “Campbell’s V8” premium soups and “Swanson” stock, and increased marketing support across the portfolio.
     The decline in the first quarter of 2010 was driven by the following:
•	Sales of “Campbell’s” condensed soups decreased 1 percent following 14-percent growth a year ago.

•	Sales of ready-to-serve soups decreased 7 percent. Declines in “Campbell’s Select Harvest” canned soups and double-digit declines in soups in microwavable bowls and cups were partly offset by gains in “Campbell’s Chunky” canned soups. Gains in “Campbell’s Chunky” canned soups reflected the early benefits of restaging the entire line.

•	Broth sales were flat compared with 23-percent growth a year ago.
     Further details of the sales results of this segment’s other businesses included:
•	Beverage sales decreased primarily due to lower sales of “V8” vegetable juice.

•	“Prego” pasta sauce and “Pace” Mexican sauce sales decreased due to increased competitive activity following double-digit growth in the prior-year quarter.
     Operating earnings were $331 million compared with $314 million in the prior-year period. The increase in operating earnings was due to an improvement in gross margin percentage and lower marketing expenses, partially offset by lower sales.

Baking and Snacking
     Sales for Baking and Snacking were $530 million in the first quarter, an increase of 4 percent from a year ago. A breakdown of the change in sales follows:
•	Volume and mix added 1 percent

•	Price and sales allowances added 2 percent

•	Increased promotional spending subtracted 3 percent

•	Currency added 3 percent

•	Acquisitions added 1 percent
     Further details of sales results included the following:
•	Pepperidge Farm sales were flat, as gains in the bakery business were offset by declines in the cookies and crackers business.
•	In the bakery business, sales increased due to the acquisition of Ecce Panis, Inc., mostly offset by increased promotional spending.

•	In the cookies and crackers business, sales decreased as declines in cookies were mostly offset by the continued solid growth of “Goldfish” snack crackers.
•	In Australia, sales increased due to the favorable impact of currency and significant growth in Arnott’s, led by higher sales of “Tim Tam” biscuits.
     Operating earnings were $100 million compared with $83 million in the prior-year period. The increase in operating earnings was fueled by margin-driven growth in both Arnott’s and Pepperidge Farm and the favorable impact of currency.
International Soup, Sauces and Beverages
     Sales for International Soup, Sauces and Beverages were $374 million for the first quarter, a decrease of 2 percent compared with a year ago. The change in sales reflected the following factors:
•	Volume and mix subtracted 3 percent

•	Price and sales allowances added 4 percent

•	Increased promotional spending subtracted 2 percent

•	Currency added 2 percent

•	Divestitures subtracted 3 percent

     Further details of sales results included the following:
•	In Europe, sales declined due to a previous divestiture and lower sales in Germany, partly offset by the favorable impact of currency.

•	In Asia Pacific, sales increased primarily due to gains in Malaysia, Hong Kong and Australia and the favorable impact of currency.

•	In Canada, sales increased reflecting gains in soup and the favorable impact of currency.
     Operating earnings were $44 million compared with $38 million in the year-ago period. The increase in operating earnings was driven by growth in Canada and the Asia Pacific region and the favorable impact of currency.
North America Foodservice
     Sales were $159 million for the first quarter, a decrease of 2 percent compared with a year ago. A breakdown of the change in sales follows:
•	Volume and mix subtracted 4 percent

•	Price and sales allowances added 2 percent
     Sales declined primarily due to continued weakness in the food service sector.
     Operating earnings were $26 million compared with $11 million in the prior period. The prior year included $7 million in costs related to a restructuring program. The remaining increase in operating earnings was primarily due to an improved gross margin percentage, reflecting productivity improvements, including benefits of closing the company’s Listowel, Ontario, Canada plant, and lower administrative costs.
Unallocated Corporate Expenses
     Unallocated corporate expenses decreased from $47 million a year ago to $23 million in the current quarter. The decrease was due to $26 million of unrealized losses on commodity hedging included in the prior year.
Non-GAAP Financial Information
     A reconciliation of the adjusted fiscal 2009 financial information to the reported financial information is attached to this news release.

Conference Call
     The company will host a conference call to discuss these results on November 23, 2009 at 10:00 a.m. Eastern Time. U.S. participants may access the call at 1-866-814-8470 and non-U.S. participants at 1-703-639-1369. Participants should call at least five minutes prior to the starting time. The passcode is “Campbell Soup” and the conference leader is Jennifer Driscoll. The call will also be broadcast live over the Internet at www.campbellsoupcompany.com and can be accessed by clicking on the “Shareholder Event / Webcast” banner. A recording of the call will be available approximately two hours after it is completed through midnight December 7, 2009, by dialing 1-888-266-2081 or 1-703-925-2533. The access code is 1412165.
Reporting Segments
     Campbell Soup Company earnings results are reported for the following segments:
     U.S. Soup, Sauces and Beverages includes the following retail businesses: “Campbell’s” brand condensed and ready-to-serve soups, “Swanson” broth and canned poultry businesses, “Prego” pasta sauce, “Pace” Mexican sauce, “Campbell’s Chunky” chili, “Campbell’s” canned pasta, gravies and beans, “V8” vegetable juices, “V8 V-Fusion” juices, “V8 Splash” juice beverages, “Campbell’s” tomato juice, and “Wolfgang Puck” soups, stocks and broths.
     Baking and Snacking includes the following businesses: “Pepperidge Farm” cookies, crackers, breads and frozen products in U.S. retail, “Arnott’s” biscuits in Australia and Asia Pacific.
     International Soup, Sauces and Beverages includes the soup, sauce and beverage businesses outside of the United States, including Europe, Mexico, Latin America, the Asia Pacific region, as well as the emerging markets of Russia and China, and the retail business in Canada.
     North America Foodservice includes the Away From Home business in the U.S. and Canada.
About Campbell Soup Company
     Campbell Soup Company is a global manufacturer and marketer of high-quality foods and simple meals, including soup, baked snacks, and healthy beverages. Founded in

1869, the company has a portfolio of market-leading brands, including “Campbell’s,” “Pepperidge Farm,” “Arnott’s,” and “V8.” For more information on the company, visit Campbell’s website at www.campbellsoup.com.
Forward-Looking Statements
This release contains “forward-looking statements” that reflect the company’s current expectations about the impact of its future plans and performance on sales, earnings, and margins. These forward-looking statements rely on a number of assumptions and estimates that could be inaccurate and which are subject to risks and uncertainties. The factors that could cause the company’s actual results to vary materially from those anticipated or expressed in any forward-looking statement include (1) the impact of strong competitive responses to the company’s efforts to leverage its brand power in the market; (2) the risks associated with trade and consumer acceptance of the company’s initiatives; (3) the company’s ability to realize projected cost savings and benefits; (4) the company’s ability to manage changes to its business processes; (5) the increased significance of certain of the company’s key trade customers; (6) the impact of fluctuations in the supply or costs of energy and raw and packaging materials; (7) the risks associated with portfolio changes; (8) the uncertainties of litigation; (9) the impact of changes in currency exchange rates, tax rates, interest rates, debt and equity markets, inflation rates, economic conditions and other external factors; (10) the impact of unforeseen business disruptions in one or more of the company’s markets due to political instability, civil disobedience, armed hostilities, natural disasters or other calamities; and (11) other factors described in the company’s most recent Form 10-K and subsequent Securities and Exchange Commission filings. The company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.
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CAMPBELL SOUP COMPANY CONSOLIDATED
STATEMENTS OF EARNINGS (unaudited)
(millions, except per share amounts)

	THREE MONTHS ENDED
	November 1,	November 2,
	2009	2008

Net sales	$2,203	$2,250

Costs and expenses
Cost of products sold	1,280	1,379
Marketing and selling expenses	284	307
Administrative expenses	133	140
Research and development expenses	29	29
Other expenses / (income)	(1)	(4)

Total costs and expenses	1,725	1,851

Earnings before interest and taxes	478	399
Interest, net	27	32

Earnings before taxes	451	367

Taxes on earnings	147	107

Net earnings	$304	$260

Per share — basic
Net earnings	$.87	$.71

Dividends	$.25	$.25

Weighted average shares outstanding — basic	343	357

Per share — assuming dilution
Net earnings	$.87	$.70

Weighted average shares outstanding — assuming dilution	346	362

In fiscal 2010, the company adopted and retrospectively applied new accounting guidance related to the calculation of earnings per share. The retrospective application of the provisions resulted in a reduction of previously reported basic and diluted net earnings per share of $.02 and $.01, respectively, for the three-month period ended November 2, 2008.
In fiscal 2009, the company recognized $26 ($16 after tax or $.04 per share) in cost of products sold related to unrealized losses on commodity hedges.
In fiscal 2009, the company recorded pre-tax restructuring related costs in cost of products sold of $7 ($5 after tax or $.01 per share) related to the initiatives announced in April 2008 to improve operational efficiency.

CAMPBELL SOUP COMPANY CONSOLIDATED
SUPPLEMENTAL SCHEDULE OF SALES AND EARNINGS (unaudited)
(millions, except per share amounts)

	THREE MONTHS ENDED
	November 1,	November 2,	Percent
	2009	2008	Change
Sales
Contributions:
U.S. Soup, Sauces and Beverages	$1,140	$1,198	(5%)
Baking and Snacking	530	509	4%
International Soup, Sauces and Beverages	374	380	(2%)
North America Foodservice	159	163	(2%)

Total sales	$2,203	$2,250	(2%)

Earnings
Contributions:
U.S. Soup, Sauces and Beverages	$331	$314
Baking and Snacking	100	83
International Soup, Sauces and Beverages	44	38
North America Foodservice	26	11

Total operating earnings	501	446
Unallocated corporate expenses	(23)	(47)

Earnings before interest and taxes	478	399
Interest, net	(27)	(32)
Taxes on earnings	(147)	(107)

Net earnings	$304	$260

Per share — assuming dilution
Net earnings	$.87	$.70

In fiscal 2010, the company adopted and retrospectively applied new accounting guidance related to the calculation of earnings per share. The retrospective application of the provisions resulted in a reduction of previously reported diluted net earnings per share of $.01 for the three-month period ended November 2, 2008.
In fiscal 2009, the company recognized $26 ($16 after tax or $.04 per share) in cost of products sold related to unrealized losses on commodity hedges. The losses are included in Unallocated corporate expenses.
In fiscal 2009, the company recorded pre-tax restructuring related costs in cost of products sold of $7 ($5 after tax or $.01 per share) related to the initiatives announced in April 2008 to improve operational efficiency. The restructuring related costs were recognized in the North America Foodservice segment.

CAMPBELL SOUP COMPANY CONSOLIDATED
BALANCE SHEETS (unaudited)
(millions)

	November 1,	November 2,
	2009	2008

Current assets	$1,852	$1,916
Plant assets, net	1,985	1,776
Intangible assets, net	2,494	2,217
Other assets	100	287

Total assets	$6,431	$6,196

Current liabilities	$1,984	$2,439
Long-term debt	2,249	1,635
Other liabilities	1,243	1,048
Total equity	955	1,074

Total liabilities and equity	$6,431	$6,196

Total debt	$2,905	$2,756

Cash and cash equivalents	$76	$63

Certain reclassifications were made to the prior year amounts to conform with the current year presentation.

Reconciliation of GAAP and Non-GAAP Financial Measures
First Quarter Ended November 1, 2009
Campbell Soup Company uses certain non-GAAP financial measures as defined by the Securities and Exchange Commission in certain communications. These non-GAAP financial measures are measures of performance not defined by accounting principles generally accepted in the United States and should be considered in addition to, not in lieu of, GAAP reported measures.
Items Impacting Gross Margin and Net Earnings
The company believes that financial information excluding certain transactions not considered to be part of the ongoing business improves the comparability of year-to-year results. Consequently, the company believes that investors may be able to better understand its gross margin and earnings results if these transactions are excluded.
The following items impacted gross margin and/or net earnings:
(1)	In the first quarter of 2009, the company recognized in cost of products sold $26 million ($16 million after tax or $0.04 per share) of unrealized losses on the fair value of open commodity futures contracts. The aggregate fiscal 2009 impact from open commodity hedges was not material. In the first quarter of 2010, unrealized gains and losses on commodity hedging were not material.

(2)	In fiscal 2008, the company announced initiatives to improve operational efficiency and long-term profitability, including selling certain salty snack food brands and assets in Australia, closing certain production facilities in Australia and Canada, and streamlining the company’s management structure. In the first quarter of fiscal 2009, the company recorded expenses of $7 million ($5 million after tax or $0.01 per share) in cost of products sold related to these initiatives. For the year ended August 2, 2009, the expense recorded in cost of products sold related to these initiatives was $22 million ($15 million after tax or $0.04 per share).

(3)	In the second quarter of fiscal 2009, the company recorded a $4 million tax benefit ($0.01 per share) in discontinued operations related to the sale of the Godiva Chocolatier business.

(4)	In the fourth quarter of fiscal 2009, as part of the company’s annual review of intangible assets, a non-cash impairment charge of $67 million ($47 million after tax or $0.13 per share) was recorded in Other expenses/(income) related to certain European trademarks, primarily in Germany and the Nordic region, used in the International Soup, Sauces and Beverages segment.
     There were no items in fiscal 2010 that impacted comparability.

The tables below reconcile financial information, presented in accordance with GAAP, to financial information excluding certain transactions:
(millions, except per share amounts)

	First Quarter
	Nov. 1, 2009	Nov. 2, 2008	% Change
Gross margin, as reported	$923	$871
Add: Unrealized losses on commodity hedges (1)	—	26
Add: Restructuring related costs (2)	—	7

Adjusted Gross margin	$923	$904	2%

Adjusted Gross margin percentage	41.9%	40.2%

Earnings before interest and taxes, as reported	$478	$399
Add: Unrealized losses on commodity hedges (1)	—	26
Add: Restructuring related costs (2)	—	7

Adjusted Earnings before interest and taxes	$478	$432	11%

Interest, net, as reported	$27	$32

Adjusted Earnings before taxes	$451	$400

Taxes on earnings, as reported	$147	$107
Add: Tax benefit from unrealized losses on commodity hedges (1)	—	10
Add: Tax benefit from restructuring related costs (2)	—	2

Adjusted Taxes on earnings	$147	$119

Adjusted effective income tax rate	32.6%	29.8%

Net earnings, as reported	$304	$260
Add: Net adjustment from unrealized losses on commodity hedges (1)	—	16
Add: Net adjustment from restructuring related costs (2)	—	5

Adjusted Net earnings	$304	$281	8%

Diluted net earnings per share (a)	$0.87	$0.70
Add: Net adjustment from unrealized losses on commodity hedges (1)	—	0.04
Add: Net adjustment from restructuring related costs (2)	—	0.01

Adjusted Diluted net earnings per share *	$0.87	$0.76	14%

(a)	In the first quarter of fiscal 2010, the company adopted and retrospectively applied new accounting guidance related to the calculation of earnings per share. The retrospective application of the provision resulted in a reduction of previously reported diluted net earnings per share of $0.01 for the first quarter of fiscal 2009.

*	The sum of the individual per share amounts does not add due to rounding.

(millions, except per share amounts)

Year Ended
Aug. 2, 2009
Gross margin, as reported	$3,028
Add: Restructuring related costs (2)	22

Adjusted Gross margin	$3,050

Adjusted Gross margin percentage	40.2%

Earnings before interest and taxes, as reported	$1,185
Add: Non-cash impairment charge on intangible assets (4)	67
Add: Restructuring related costs (2)	22

Adjusted Earnings before interest and taxes	$1,274

Interest, net, as reported	$106

Adjusted Earnings before taxes	$1,168

Taxes on earnings, as reported	$347
Add: Tax benefit from non-cash impairment charge on intangible assets (4)	20
Add: Tax benefit from restructuring related costs (2)	7

Adjusted Taxes on earnings	$374

Adjusted effective income tax rate	32.0%

Earnings from continuing operations, as reported	$732
Add: Net non-cash impairment charge on intangible assets (4)	47
Add: Net adjustment from restructuring related costs (2)	15

Adjusted Earnings from continuing operations	$794

Earnings from discontinued operations, as reported	$4
Deduct: Tax benefit from the sale of the Godiva Chocolatier business (3)	(4)

Adjusted Earnings from discontinued operations	$—

Adjusted Net earnings	$794

Diluted earnings per share — continuing operations, as reported (a)	$2.03
Add: Net non-cash impairment charge on intangible assets (4)	0.13
Add: Net adjustment from restructuring related costs (2)	0.04

Adjusted Diluted earnings per share — continuing operations *	$2.21

Diluted earnings per share — discontinued operations, as reported (a)	$0.01
Deduct: Tax benefit from the sale of the Godiva Chocolatier business (3)	(0.01)

Adjusted Diluted earnings per share — discontinued operations	$—

Adjusted Diluted net earnings per share	$2.21

(a)	In the first quarter of fiscal 2010, the company adopted and retrospectively applied new accounting guidance related to the calculation of earnings per share. The retrospective application of the provision resulted in a reduction of previously reported diluted earnings per share from continuing operations and net earnings of $0.01 for fiscal 2009. There was no change to the previously reported diluted earnings per share from discontinued operations for fiscal 2009.

*	The sum of the individual per share amounts does not add due to rounding.